Exhibit 3.1(a).1

CORRECTION TO
CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF TASTY FRIES, INC.

Pursuant to the applicable provisions of the Nevada General Corporation Act, Tasty Fries, Inc. (the "Corporation") adopts the following Amendment to its Articles of Incorporation by stating the following;

First: The following Amendment to the Corporations Articles of Incorporation was adopted by the Corporation's Board of Directors and by a majority vote of the stockholders of the Corporation on August 28, 2007 in the matter prescribed by Nevada law:

Article IV (a) of the Corporation's Articles of Incorporation is amended and restated to read in its entirety as follows:

a.	Common Stock

The aggregate number of common shares which the Corporation shall have authority to issue is 300,000,000 shares at par value of $.001 per share. All common stock when issued shall be fully paid for and non-assessable,

No holder of shares of common stock of the Corporation shall be entitled, as such, to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The Board of Directors of the corporation may, however, at its discretion, by resolution, determine that any unused securities of the corporation shall be offered for subscription solely to the holders of common stock of the corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said Board as its discretion may determine.

Each share; of common stock shall be entitled to one vote at stockholders meetings, either in person or by proxy. Cumulative voting in elections of Directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

Second: The number of common stock of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 50,000,000 shares.

Third: The holders of 26,752,514 shares of common stock of the Corporation (53.5%) voted for such Amendment and no shares voted against such Amendment.

Dated this 28th day of August 2007.

Very truly yours,
TASTY FRIES, INC.

/s/ Jurgen Wolf
Jurgen Wolf President & CEO